EXHIBIT 99.1

FOR IMMEDIATE RELEASE

U.S. Customs and Border Protection Places $11.8 Million

Order for AS&E’s MobileSearch HE Systems

CBP Reevaluates the Mobile High-Energy X-ray Proposals and Increases AS&E’s Award

BILLERICA, Mass. — April 1, 2010 — American Science and Engineering, Inc. (AS&E®) (NASDAQ: ASEI), a leading worldwide supplier of innovative X-ray detection solutions, announced today the receipt of a $11.8 million order from U.S. Customs and Border Protection (CBP) for multiple MobileSearch™ HE (High-Energy) cargo and vehicle inspection systems equipped with both high-energy transmission and Z Backscatter™ X-ray imaging for comprehensive threat and contraband detection including weapons, explosives, drugs, and currency.

In January 2010, the Company announced a deobligation of funds for a $9.1 million order from the U.S. government for MobileSearch™ HE systems.  However, the U.S. government issued a reevaluation notice of the proposals, and with this order increased AS&E’s award to $11.8 million to support counter-drug and anti-terrorism programs.

“We are very pleased to learn that CBP has increased their contract award to AS&E to support their critical programs,” said Anthony Fabiano, AS&E’s President and CEO. “AS&E’s MobileSearch HE offers flexible and rapid response at seaports, border crossings, and other high threat checkpoints.  The system’s combination of technologies offers the unique capability to simultaneously detect both metallic and organic threats in cargo — providing detailed information about the contents of the cargo.”

This contract was funded by the Department of Homeland Security’s (DHS) American Recovery and Reinvestment Act (ARRA) for Non-Intrusive Inspection (NII) equipment — enhancing border security by expanding U.S. Customs and Border Protection (CBP) capabilities to scan commercial traffic for contraband through X-ray and other imaging technologies.

AS&E’s MobileSearch HE Cargo and Vehicle Inspection System: High-Energy Inspection Plus Z Backscatter Imaging in Highly Mobile Configuration

The MobileSearch HE system offers two complementary imaging technologies integrated in one system. Its 4.5 MeV high energy transmission X-ray generates high penetration and high resolution images for the inspection of densely loaded cargo. The system also utilizes Z Backscatter X-ray imaging to assist in the identification of organics for improved detection of drugs, explosives, and other organic contraband. Z Backscatter technology offers the additional benefit of photo-like images for improved image analysis time, as well as a wide field of view with no tire cutoff unlike transmission X-rays — allowing for the effective scanning of passenger vehicles and tires.

For added flexibility, the system can operate in multiple scan modes which allow high throughput scanning of cargo and vehicles or screening of oversized or odd-shaped cargo. Z Backscatter only mode with the boom stowed allows the operational flexibility of the Z Backscatter™ Van — in either “drive-by” mode to scan stationary objects, or “portal” mode to scan vehicles as they drive past the system. The MobileSearch HE system also features a unique integrated cab design that enables the drivers and operators to be in the same spacious cabin for improved communications and comfort.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic and metal weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), HM Revenue & Customs (U.K.), Hong Kong Customs, Saudi Arabia Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Public Relations Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc.
978-440-8392	978-262-8700
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions, delays or cancellations (in full or in part) in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; limitations under certain laws on the Company’s ability to protect its own intellectual property; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth; technical problems and other delays that could impact new product development and the Company’s ability to adapt to changes in technology and customer requirements; competitive pressures; lengthy sales cycles both in United States government procurement and procurement abroad;  and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K, which further detail and supplement the factors described in this Safe Harbor Statement.  Among other disclosures, the Risk Factors disclose risks pertaining to that portion of the Company’s business that is dependent on United States government contracting as well as international customers.  As a contractor with the United States government, a significant number of the Company’s government contracts may be terminated at the government’s discretion.